Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CVRx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	360,000(1)	$24.38 (3)	$8,776,800	0.00014760	$1,295.46
Total Offering Amounts					$8,776,800		$1,295.46
Total Fee Offsets							$0
Net Fee Due							$1,295.46

(1)	Represents shares of Common Stock issuable upon the exercise of the 360,000 stock options which will be granted to Kevin Hykes in connection with his appointment as the Registrant’s President and Chief Executive Officer, pursuant to a Stock Option Agreement (Inducement Grant), under Rule 5635(c)(4) of the Nasdaq listing rules.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of $24.38, the average of the high and low price of the registrant’s common stock on February 2, 2024, as reported on the Nasdaq Stock Market, which is within five business days prior to filing this Registration Statement.